EXHIBIT 99.2

ANSYS, INC. SECOND QUARTER and YTD 2014
EARNINGS ANNOUNCEMENT
PREPARED REMARKS
August 5, 2014

ANSYS is providing a copy of its prepared remarks in combination with its earnings announcement.  This process and these remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our Q2 and YTD 2014 results in advance of our quarterly conference call.  As previously scheduled, the conference call will begin today, August 5, 2014, at 10:30 a.m. Eastern Time and will include only brief overview comments followed by questions and answers.   These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com/events-and-presentations/events.aspx and click on audio webcasts.  The call can also be heard by dialing (866) 652-5200 (US) or (412) 317-6060 (CAN & INT’L) at least five minutes prior to the call and referencing conference code “ANSYS”.  A replay will be available within two hours of the call’s completion at http://investors.ansys.com/events-and-presentations/events.aspx or at (877) 344-7529 (US) or (412) 317-0088 (CAN and INT’L) and referencing the access code 10049814.

Non-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q2 2014 earnings press release, which can be found on our website in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

SECOND QUARTER 2014 BUSINESS OVERVIEW

The second quarter results reflect our continued focus and execution to deliver on our short-term goals, as well as the need to continue to add talent and investment to grow the business for the long-term. We reported non-GAAP revenue of $233.9 million, at the high end of the Q2 outlook range and an 8% increase in reported currency (7% in constant currency). We delivered non-GAAP earnings per share of $0.86, a 12% increase over the second quarter of 2013, and $0.05 above the high end of the guidance range. The Company’s results include approximately $2.5 million, or $0.03 per share, in incremental tax benefits associated with the repatriation of funds in connection with international structuring activities.  These benefits were not considered in the effective tax rate estimate of 30% that was previously provided with the Company’s financial guidance.  We are encouraged by the continued progress that we have made in our Asia-Pacific business, as demonstrated by another quarter of double-digit revenue growth. Additionally, most of our key financial metrics performed as anticipated, including our recurring business, which represented 71% of non-GAAP revenue for the quarter, our non-GAAP operating profit margin of 47.5% and a record deferred revenue and backlog balance in excess of $440 million.  Overall, the second quarter results reflect a combination of improved execution in targeted areas of our business, as well as the continuation of softness in certain markets and the geopolitical tensions in Russia that we highlighted last quarter.

Q2 Notable Business Highlights:

•
We experienced growth in all of the major product lines and continued sales expansion in many of our major accounts, balanced by the addition of new customers.  This is reflected in the constant currency growth of 7% in lease revenue and 12% in maintenance revenue in Q2 2014 as compared to last year’s Q2.

•	Our recurring revenue base continued to be strong at 71% of Q2 2014 revenue.

•	Our direct and indirect businesses provided 75% and 25%, respectively, of total second quarter revenue.

•	The non-GAAP operating margin for the second quarter was 47.5%, within our target range.

•	During Q2 2014, we had 20 customers with orders in excess of $1 million. These orders included elements of both new and renewal business.

•	Customer engagement and pipeline building activities during the second quarter included over 35 user group conferences held across the globe, with over 10,000 attendees.

•
Consistent with our commitment to return value to our stockholders, during the second quarter we repurchased 970,200 shares at an average price of $74.31 for a total cost of $72.1 million.  As of June 30, 2014, approximately 2.0 million shares remain available for repurchase under the Company’s authorized stock repurchase program.

•	Total headcount on June 30, 2014 was approximately 2,700, an increase of approximately 60 as compared to headcount on March 31, 2014, including the addition of the SpaceClaim employees.

•
Announced the acquisition of SpaceClaim Corporation, a leading provider of fast and intuitive 3D modeling software for engineers, for a purchase price of $85 million in cash, plus retention and an adjustment for working capital. The transaction was closed on April 30, 2014. On a non-GAAP basis, the transaction is expected to be neutral to slightly accretive to ANSYS’ non-GAAP earnings per share in 2014 and accretive in 2015 and beyond. SpaceClaim is the first powerful and easy-to-use 3D modeling tool that can be utilized by any engineer throughout the product development process. Traditional CAD software is used by only a relatively small number of engineers and typically utilized late in the development process to document the detailed design. Coined “direct modeling,” the SpaceClaim approach is so easy to learn and use that any engineer worldwide can use it. Additionally, SpaceClaim is well suited for use at any stage of development, including very early in the conceptual stage as well as in systems engineering. SpaceClaim is fundamentally CAD-neutral and enables engineers and other manufacturing professionals to rapidly create new designs or manipulate and edit existing 2D and 3D geometry.  This transaction accelerates ANSYS’ technological product roadmap and longtime vision for Simulation Driven Product Development™ (SDPD), enhances ANSYS’ customer offering with the addition of SpaceClaim’s complementary technologies, and enables ANSYS to drive growth through an expanded customer base and cross-selling opportunities. Also, the acquisition increases innovation and enables ANSYS to accomplish what would have taken the Company several years to develop alone, adding the talent pool, best-in-class design and expertise of a technology leader in 3D modeling software.

DEFERRED REVENUE & BACKLOG

The Company’s deferred revenue and backlog are as follows:

(in thousands)	June 30, 2014	March 31, 2014	June 30, 2013	March 31, 2013
Current Deferred Revenue	$334,370	$332,143	$304,535	$306,801
Current Backlog	37,895	36,753	31,972	33,428
Total Current Deferred Revenue and Backlog	$372,265	$368,896	$336,507	$340,229

Long-Term Deferred Revenue	$10,513	$7,460	$9,301	$10,682
Long-Term Backlog	57,526	60,580	40,686	47,791
Total Long-Term Deferred Revenue and Backlog	$68,039	$68,040	$49,987	$58,473

Total Deferred Revenue and Backlog	$440,304	$436,936	$386,494	$398,702

As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value.  The impact of this adjustment on GAAP revenue was $1.6 million for Q2 2014. The expected impact of this adjustment on GAAP revenue is $1.7 million for Q3 2014 and $5.6 million for FY 2014.

REVENUE

Q2 2014 vs. Q2 2013 REVENUE COMPARISON
(Unaudited)

($ in thousands)	Non-GAAP Revenue			Q2 14 vs. Q2 13 % Growth
	Q2 2014	Q2 2013	Q2 14 vs. Q2 13 % Growth	In Constant Currency
Total Lease	$79,267	$73,535	7.79%	6.76%

Total Perpetual	$62,153	$60,584	2.59%	1.37%

Total Maintenance	$86,781	$76,433	13.54%	12.23%

Total Service	$5,729	$5,675	0.95%	-1.99%

Total Q2:	$233,930	$216,227	8.19%	6.95%

Q2 2014 YTD vs. Q2 2013 YTD REVENUE COMPARISON
(Unaudited)

($ in thousands)	Non-GAAP Revenue			Q2 YTD 14 vs. Q2 YTD 13 % Growth
	Q2 YTD 2014	Q2 YTD 2013	Q2 YTD 14 vs. Q2 YTD 13 % Growth	In Constant Currency

Total Lease	$158,851	$146,648	8.32%	8.14%

Total Perpetual	$110,068	$107,648	2.25%	1.61%

Total Maintenance	$169,968	$150,563	12.89%	12.46%

Total Service	$11,538	$10,888	5.97%	4.53%

Total Q2 YTD:	$450,425	$415,747	8.34%	7.92%

In constant currency, total combined non-GAAP revenue increased 7% over Q2 2013.  Overall, our revenues continue to be fairly consistently spread, with 34% lease, 27% perpetual licenses, 37% maintenance and 2% service for Q2 2014, and 35% lease, 24% perpetual licenses, 38% maintenance and 3% service for YTD.  We saw healthy increases in leases and maintenance in Q2, up 8% and 14% in reported currency (7% and 12% in constant currency). On a YTD basis, both increased as well, up 8% and 13% in reported currency (8% and 12% in constant currency). During the quarter, our overall renewal rates remained strong.  This resulted in recurring revenue of 71% for Q2 and 73% for YTD 2014.

GEOGRAPHIC HIGHLIGHTS

Q2 2014 vs. Q2 2013 GEOGRAPHIC COMPARISON
(Unaudited)

($ in thousands)	Non-GAAP Revenue			Q2 14 vs. Q2 13 % Growth
	Q2 2014	Q2 2013	Q2 14 vs. Q2 13 % Growth	In Constant Currency
North America	$82,150	$78,487	4.67%	4.81%

Germany	$24,427	$22,462	8.75%	5.22%
United Kingdom	$10,479	$9,061	15.65%	5.95%
Other Europe	$45,024	$41,289	9.05%	3.42%
Total Europe	$79,930	$72,812	9.78%	4.29%

Japan	$28,007	$27,104	3.33%	9.08%
Other Gen. Int'l Area	$43,843	$37,824	15.91%	14.99%
Total Gen. Int'l Area	$71,850	$64,928	10.66%	12.52%

Total Q2:	$233,930	$216,227	8.19%	6.95%

Q2 2014 YTD vs. Q2 2013 YTD GEOGRAPHIC COMPARISON
(Unaudited)

($ in thousands)	Non-GAAP Revenue			Q2 YTD 14 vs. Q2 YTD 13 % Growth
	Q2 YTD 2014	Q2 YTD 2013	Q2 YTD 14 vs. Q2 YTD 13 % Growth	In Constant Currency
North America	$158,999	$149,097	6.64%	6.82%

Germany	$49,620	$45,122	9.97%	6.67%
United Kingdom	$20,173	$17,696	14.00%	5.55%
Other Europe	$86,137	$78,361	9.92%	4.74%
Total Europe	$155,930	$141,179	10.45%	5.46%

Japan	$57,131	$55,756	2.47%	11.28%
Other Gen. Int'l Area	$78,365	$69,715	12.41%	12.57%
Total Gen. Int'l Area	$135,496	$125,471	7.99%	11.99%

Total Q2 YTD:	$450,425	$415,747	8.34%	7.92%

North America revenue grew 5% and 7% for Q2 2014 and YTD 2014, respectively. The growth rates were impacted by a multi-million dollar perpetual license deal in Q2 2013 that did not recur in Q2 2014.  Throughout the quarter and the first half of 2014, generally speaking, we continued to experience a cautious spending sentiment in the customer base stemming from concerns about their own revenue growth. Also, consistent with what we experienced in Q1 2014, we continued to see a higher volume of new deals being closed in the second half of the quarter. We saw relative strength in the aerospace and defense markets, as well as in automotive due to continuing R&D investments in improvement of fuel economy and emissions, as well as the addition of smart electronics to vehicles.  Comprehensive system simulation will be paramount to handling increasing vehicle complexity through upfront identification of optimization opportunities, and discovery and elimination of potential failure modes early in the product development process.   The sales pipelines are continuing to build as a result of ongoing customer engagement activities in North America, including user group meetings that took place across North America in the second quarter.

Europe, which continued to be the geography with the most challenging economic environment, delivered 4% and 5% constant currency revenue growth for Q2 and YTD 2014, respectively. The volatility, geopolitical issues and ongoing developments in sanctions related to Russia and the surrounding territories, combined with a cautious customer spending environment and weaker than planned channel performance, continued to have an adverse impact on new business growth during the quarter. Renewal rates throughout Europe continued to be strong.  From an industry perspective, we saw growth in industrial equipment; automotive; and the metals, chemical and process industries.  The strong push into autonomous vehicles, coupled with ANSYS’ strengths in radar simulation, helps in the growing segment of long-range radar for driverless cars.  The metals, chemical and process industries are growing due to the continuous demand for energy efficiency and modernization.

Similar to what we experienced in Q1 2014, the results in our General International Area (GIA) continued to demonstrate measurable progress.  Overall, the region delivered constant currency growth of 13% for Q2 and 12% for YTD 2014. Japan, Korea and Taiwan continued to be relatively strong, and the sales pipelines continue to grow.  China recovered in Q2, after posting lower growth in the first quarter, despite a continuation of lower spending from state-owned enterprises.  India was adversely affected by government spending softness and showed relative weakness, along with Brazil, during Q2 and YTD 2014. During the second quarter, we continued to make progress on internal improvement initiatives and focused on customer engagement and pipeline building activities throughout the region.  From an industry perspective, we saw growth in electronics, and the metals, chemical and process industries.  As the consumer demand bounces back, the consumer electronics companies are investing in R&D, with a clear focus on smart products.

TECHNOLOGY UPDATES

During Q2, we released several technology updates, including:

The latest version of HFSS™ includes three significant enhancements that deliver expanded size and scope of analysis and increased business opportunity, as follows:
•
HFSS now has linear circuit simulation built in, allowing comprehensive system design of wireless and electronics systems.  Radio frequency and signal integrity applications benefit using new circuit options.

•	AWR and ANSYS have partnered to bring HFSS to AWR Microwave Office (MWO) users. MWO users access HFSS for analysis of 3-D passive components, bumps, bond wires and pins used in microwave circuits.
•
New SIwave technology and product packaging have been tailored to specific design activities.  Targeted products, SIwave-DC™, SIwave-PI™, and SIwave® respectively tackle DC analysis, power integrity analysis, and end-to-end signal integrity design and compliance with transient circuit simulation.

RedHawk™ extends its power and reliability sign-off leadership with several technology enhancements targeted for FinFET-based designs. FinFET (three-dimensional transistor) architecture enables higher performance and lower power mobile devices, but also creates greater power integrity and electromigration (EM) challenges. RedHawk DMP’s proprietary simulation and modeling technologies provide a scalable solution that significantly reduces simulation turnaround times and memory usage without compromising sign-off accuracy.  TSMC has certified RedHawk and TotemTM for its production version 1.0 of Design Rule Manual (DRM) and SPICE models for its 16nm FinFET technology.  Additionally, certification of Totem and PathFinder by TowerJazz enables analog and RF designers to produce optimized integrated circuits faster with greater confidence and lower cost.

ANSYS® SCADE System enables ANSYS customers to manage the complexity of their system designs by modeling their architecture and managing systems engineering data and artifacts using the standards-based SysML modeling notation.  This new version, Release 15.2, extends the SCADE System solution through unlimited component reuse, as well as comprehensive data management for exchanging data with third-party databases and propagating this data within the systems architecture design. Efficiently designing complex systems and embedded software applications – which can include sensors, actuators and controllers that run complicated software applications – is a challenge for many organizations due to a lack of efficient collaboration among engineering teams and databases. SCADE System 15.2 solves these challenges by providing new, unique capabilities and enhancements that offer the most advanced approach to guide complex systems engineering designs.

INCOME STATEMENT HIGHLIGHTS

Q2 2014 MARGINS AND OUTLOOK:  The Company delivered solid performance in both revenue and expenses. The strong performance on the top-line drove non-GAAP gross and operating margins of 87.9% and 47.5% for the quarter, and 87.6% and 47.3% for the first six months of 2014.

Looking ahead into Q3 and FY 2014, on a consolidated basis, we are targeting a non-GAAP gross profit margin of approximately 87% - 88% and an operating margin of 47% - 48% for Q3 2014 and 47% FY 2014.

Q2 2014 TAX RATE AND OUTLOOK:  Our Q2 non-GAAP effective tax rate was 26.8% and our GAAP rate was 24.9%. Our YTD non-GAAP effective tax rate was 28.3% and the YTD GAAP rate was 26.8%.   Looking ahead into Q3 and the second half of 2014, we are forecasting an effective tax rate of approximately 30% - 31%, excluding non-recurring or discrete items.  The FY 2014 effective tax rate is expected to be in the range of 29% - 30%.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $783.6 million as of June 30, 2014, of which 69% was held domestically.
•
Cash flows from operations were $79.8 million for the second quarter of 2014, as compared to $87.1 million in the second quarter of 2013.  Cash flows from operations were $211.5 million for the first six months of 2014 as compared to $182.6 million for the first six months of 2013.

•	Consolidated net DSO of 37 days.
•
Capital expenditures totaled $7.8 million for the second quarter and $11.9 million for the first six months of 2014.  We are currently planning for total capital expenditures in 2014 in the range of $35 - $45 million. This includes spending related to the Company’s new headquarters facilities that will be completed in Q4.

SHARE COUNT AND SHARE REPURCHASE

We had 94.3 million fully weighted average diluted shares outstanding in Q2. The Company repurchased 970,200 shares during Q2 at an average price of $74.31 per share, for a total cost of $72.1 million. The Company currently has approximately 2.0 million shares remaining in its authorized share repurchase program. We are currently expecting approximately 94.5 million fully diluted shares outstanding in Q3 and approximately 94.5 – 95.0 million for FY 2014.

STOCK-BASED COMPENSATION EXPENSE

($ in thousands)	Three Months Ended		Year-to-Date
	6/30/2014	6/30/2013	6/30/2014	6/30/2013
Cost of Sales:
Software Licenses	$498	$345	$799	$688
Maintenance & Service	$547	$588	$1,038	$1,172

Operating Expenses:
SG&A	$4,769	$4,167	$8,246	$8,363
R&D	$4,351	$3,774	$7,547	$7,438

Total Expense Before Taxes	$10,165	$8,874	$17,630	$17,661
Related Income Tax Benefits	($2,804)	($2,471)	($4,860)	($5,867)
Expense, net of taxes	$7,361	$6,403	$12,770	$11,794

CURRENCY

CURRENCY IMPACT COMPARED TO Q2 2013:  The 2014 second quarter revenue and operating income were favorably impacted by currency fluctuations of $2.7 million and $1.3 million, respectively.  The 2014 YTD revenue and operating income were favorably impacted by currency fluctuations of $1.7 million and $0.4 million, respectively.

CURRENCY OUTLOOK:  As we saw in the Q2 and YTD 2014 reported results, we will be impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen.  In our current outlook, we are utilizing currency rate assumptions for Q3 and the second half of 2014 as follows: average rates in the range of 1.34 - 1.37 for the Euro, 1.68 - 1.71 for the British Pound and 100 – 103 for the Japanese Yen.  These rates compare to those provided with our previous FY 2014 guidance of 1.37 - 1.40 for the Euro, 1.67 - 1.70 for the British Pound and 101 - 104 for the Japanese Yen.

OUTLOOK

Q3 and FISCAL YEAR 2014 UPDATED OUTLOOK:

We are initiating our third quarter and updating our full year 2014 guidance.  For Q3 2014, we are providing initial non-GAAP revenue guidance in the range of $233.0 - $241.0 million and GAAP revenue guidance in the range of $231.3 - $239.3 million.  Non-GAAP EPS is expected to be in the range of $0.81 - $0.85 and GAAP EPS is expected to be in the range of $0.61 - $0.67.  We currently expect FY 2014 non-GAAP revenue to be in the range of $943.0 - $960.0 million and GAAP revenue to be in the range of $937.4 to $954.4 million.  Our non-GAAP EPS outlook for FY 2014 has increased to $3.29 - $3.37 and we expect GAAP EPS in the range of $2.53 - $2.65.

This outlook factors in updated currency rate assumptions, planned increases in sales capacity and other headcount additions, our current visibility around sales pipelines and forecasts, and the inclusion of Reaction Design and SpaceClaim.  However, as we have said in the past, and will continue to reiterate, there are many things that we have no control over, including the macroeconomic environment, customer sentiment and procurement patterns, government and tax policies, and currency rate volatility.  We do, however, have the benefit of a solid, repeatable business base; a diversified, geographic and industry footprint; and a world-class customer base that have helped us to grow and prosper over the past decade through various economic cycles.

CLOSING COMMENTS

As always, as we head into the second half of 2014, the emphasis will be a continued focus on execution and delivery on our commitments.  Customer acceptance of our vision and unique value proposition, coupled with the investments we are making in the business and in the expansion of our simulation capabilities, make us very optimistic about our long-term opportunity. During the second quarter, we were able to engage with over 10,000 customers and partners across the globe. Their enthusiasm and support for our long-term vision of Simulation Driven Product Development™ is what gives us the confidence to continue to focus on the incredible opportunity that lies ahead of us. We continue to be propelled by a strong combination of a solid business model, loyal customers, dedicated channel partners, great technology and talented, committed employees across the globe.

RISK FACTORS

Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the third quarter of 2014, the second half of 2014, FY 2014 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties.  A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2013, filed on February 27, 2014.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Three Months Ended

	June 30, 2014				June 30, 2013

	As Reported	Non-GAAP Adjustments		Results	As Reported	Non-GAAP Adjustments		Results

Total revenue	$232,375	$1,555	(1)	$233,930	$214,850	$1,377	(4)	$216,227
Operating income	83,532	27,535	(2)	111,067	78,425	26,173	(5)	104,598
Operating profit margin	35.9%			47.5%	36.5%			48.4%
Net income	$63,036	$18,509	(3)	$81,545	$55,945	$17,408	(6)	$73,353
Earnings per share - diluted:
Diluted earnings per share	$0.67			$0.86	$0.59			$0.77
Weighted average shares - diluted	94,338			94,338	95,040			95,040

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)
Amount represents $15.2 million of amortization expense associated with intangible assets acquired in business combinations, $10.2 million of stock-based compensation expense, the $1.6 million adjustment to revenue as reflected in (1) above and $0.6 million of acquisition-related transaction expenses.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $9.0 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)
Amount represents $15.8 million of amortization expense associated with intangible assets acquired in business combinations, $8.9 million of stock-based compensation expense, the $1.4 million adjustment to revenue as reflected in (4) above and $0.1 million of acquisition-related transaction expenses.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $8.8 million.

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Six Months Ended

	June 30, 2014				June 30, 2013

	As Reported	Non-GAAP Adjustments		Results	As Reported	Non-GAAP Adjustments		Results

Total revenue	$447,646	$2,779	(1)	$450,425	$412,582	$3,165	(4)	$415,747
Operating income	162,594	50,636	(2)	213,230	147,974	52,729	(5)	200,703
Operating profit margin	36.3%			47.3%	35.9%			48.3%
Net income	$119,578	$33,887	(3)	$153,465	$106,968	$34,137	(6)	$141,105
Earnings per share - diluted:
Diluted earnings per share	$1.26			$1.62	$1.12			$1.48
Weighted average shares – diluted	94,644			94,644	95,103			95,103

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)
Amount represents $29.3 million of amortization expense associated with intangible assets acquired in business combinations, $17.6 million of stock-based compensation expense, the $2.8 million adjustment to revenue as reflected in (1) above and $0.9 million of acquisition-related transaction expenses.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $16.7 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)
Amount represents $31.6 million of amortization expense associated with intangible assets acquired in business combinations, $17.7 million of stock-based compensation expense, the $3.2 million adjustment to revenue as reflected in (4) above and $0.3 million of acquisition-related transaction expenses.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $18.6 million.

USE OF NON-GAAP MEASURES

Use of Non-GAAP Measures
The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support the Company’s strategic and other business objectives.  In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value.  Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangibles from acquisitions and its related tax impact. The Company incurs amortization of intangibles, included in its GAAP presentation of amortization expense, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses, cost of maintenance and service, research and development expense and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results.  In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable.  In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Transaction costs related to business combinations.  The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense.  These expenses are generally not tax-deductible.  Management excludes these acquisition-related transaction costs for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its continuing operations.  The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share